EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-56222 on Form S-4 and 333-83960 on Form S-8 of our reports dated March 16, 2005 (which reports express an unqualified opinion and include an explanatory paragraph relating to the adoption of FASB Interpretation 46R and change in reportable segments), relating to the consolidated financial statements and financial statement schedule of Fresh Brands, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this annual report on Form 10-K of Fresh Brands, Inc. for the year ended January 1, 2005.

/s/ Deloitte & Touche

Milwaukee, Wisconsin
March 16, 2005